UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2023

GENERAL MOTORS FINANCIAL COMPANY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-10667	75-2291093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(Address of principal executive offices, including zip code)

(817) 302-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
5.250% Senior Notes due 2026	GM/26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 31, 2023, General Motors Financial Company, Inc. (“GM Financial”) and General Motors Company (“GM”) entered into a Fourth Amended and Restated 5-Year Revolving Credit Agreement, a Fifth Amended and Restated 3-Year Revolving Credit Agreement and a Fifth Amended and Restated 364-Day Revolving Credit Agreement, each with JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the other lenders named therein (collectively, the “Facilities”). The Facilities are unsecured and consist of a five-year $10 billion facility (the “5-year Facility”), a three-year, $4.1 billion facility (the “3-Year Facility”) and a 364-day, $2.0 billion facility (the “364-Day Facility”). The 5-Year Facility matures on March 31, 2028, the 3-Year Facility matures on March 31, 2026 and the 364-Day Facility matures on March 30, 2024.

The Facilities are available to GM Financial, GM as well as certain of its wholly owned subsidiaries of GM. However, GM has allocated the 364-Day Facility for exclusive use by GM Financial. The 5-Year Facility and 3-Year Facility allow for borrowing in U.S. Dollars and other currencies. The 364-Day Facility allows for borrowing in U.S. Dollars only.

GM has guaranteed the obligations of subsidiary borrowers under the Facilities. Unlike GM’s prior revolving credit facilities, GM’s subsidiaries are no longer required to guarantee the obligations under the Facilities if GM fails to maintain an investment grade corporate rating from two credit rating agencies.

Interest rates on obligations under the Facilities are based on prevailing annual interest rates for Term SOFR loans, Daily Simple SOFR loans or an alternative base rate, each subject to an applicable margin. This applicable margin will be based upon the credit rating assigned to the Facilities or to senior, unsecured long-term indebtedness of GM.

The Facilities contain representations, warranties and covenants that are typical for these types of facilities. These covenants include restrictions on mergers or sales of assets, limitations on the incurrence of indebtedness and requirements for subsidiaries to guarantee the obligations, in each case subject to conditions, exceptions and limitations. The Facilities also require that GM maintain at least $4.0 billion in global liquidity and at least $2.0 billion in U.S. liquidity.

Some of the lenders under the Facilities, and their affiliates, have various relationships with GM Financial and its subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services, and foreign exchange and other derivative arrangements.

The foregoing description does not constitute a complete summary of the Facilities and is qualified by reference in its entirety to the full text of the Facilities filed herewith.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description

10.1†	Fourth Amended and Restated 5-Year Revolving Credit Agreement, dated as of March 31, 2023, among General Motors Company, General Motors Financial Company, Inc., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent

10.2†	Fifth Amended and Restated 3-Year Revolving Credit Agreement, dated as of March 31, 2023, among General Motors Company, General Motors Financial Company, Inc., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent

10.3†	Fifth Amended and Restated 364-Day Revolving Credit Agreement, dated as of March 31, 2023, among General Motors Company, General Motors Financial Company, Inc., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS FINANCIAL COMPANY, INC. (Registrant)

Date: March 31, 2023	By:	/s/ Susan B. Sheffield
	Name:	Susan B. Sheffield
	Title:	Executive Vice President and Chief Financial Officer